UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

AB PRIVATE CREDIT INVESTORS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Call Script for Client Outreach

1. Opening

“Hi [Client Name], I’m reaching out because you should have received proxy voting materials related to investments in your account—either by email or mail. I wanted to confirm you received them and see if I can help make the process easier.”

2. Context (Why We’re Asking)

“This is tied to an upcoming merger of our parent company Equitable and Corebridge. Even though nothing will change about how AB operates or manages your accounts, this merger is considered a change in control of AB, so we’re required to notify clients and, in some cases, ask for your vote or consent.”

3. Simple Explanation of the Vote

“For the funds in your account (either mutual funds and/or registered Alt funds), this takes the form of a proxy vote. You’re being asked to vote on a handful of proposals and our recommendation as a firm is to vote “For” the proposal(s) on your ballot—so the funds can continue operating without interruption.

There will be no changes to fees, portfolio management, or the services provided.”

[Include the following section for investors in AB Funds and MMAF]

[Tailor as appropriate: For your AB Mutual Fund, AB ETF, and MMAF investments] stockholders are being asked to approve an updated advisory agreement and elect the directors of the funds.

[Include the following section for investors in PCIC-BDC]

For your PCIC-BDC investment, stockholders are being asked to approve

1.	The re-election of J. Brent Humphries and Terry Sebastian to the Board of Directors.

2.	To ratify and appoint PWC as the Fund’s independent registered public accounting firm for 2026.

3.	To approve the updated advisory agreement.

4. Reassurance

“I want to emphasize—there are no changes to your portfolio, fees, or service. This is an administrative requirement as part of the transaction.”

5. Importance

“Every vote counts. We need a sufficient level of participation to complete the process smoothly, so your response is really helpful.”

6. Ask

“If you’d like, I can take care of submitting your vote for you with your email approval so you don’t have to go through the materials yourself.”

Objection Handling

1. “I already voted”

Response: “Perfect, thank you—I really appreciate you taking care of that. That’s exactly what we needed. If anything else comes through related to this, feel free to reach out and I’m happy to help.”

2. “I don’t understand what this is / it looks complicated”

Response: “Totally understand—it can look more complicated than it is. At a high level, this is just an administrative vote required because of the Equitable/Corebridge merger that is anticipated at the end of the year.

There are no changes to your investments or fees, and this simply allows everything to continue operating as it does today. I’m happy to handle it for you if that’s easier.”

3. “Why is my vote needed?”

Response: “Because you’re a stockholder in one or more funds, your vote is part of the required approval process. We need enough client participation to meet the requirements so the funds can continue operating without disruption.”

4. “What happens if I don’t vote?”

Response: “If we don’t receive enough responses overall, it can delay the process and require additional outreach or voting rounds. That’s why we’re encouraging all clients to respond—it helps ensure everything stays seamless.”

5. “Is there any downside / risk to me?”

Response: “No—there’s no change to your portfolio, fees, or service. This is strictly administrative and tied to the transaction. The goal is to maintain continuity exactly as it is today.”

6. “Can you just do it for me?”

Response: “Yes—absolutely. With your approval, we can submit your vote on your behalf. I just need your confirmation and I’ll take care of the rest.”

7. “I’ll get to it later” (soft pushback)

Response: “Of course—that said, I’m happy to take it off your plate now if it’s easier. It only takes a moment with your approval, and it ensures we have everything completed.”